Exhibit 99.1

FOR RELEASE: May 2, 2012

Contact: Brian Dingerdissen

Director, Investor Relations

610.645.1191

bjdingerdissen@aquaamerica.com

Donna Alston

Director, Communications

610.645.1095

dpalston@aquaamerica.com

AQUA AMERICA REPORTS EARNINGS FOR THE FIRST QUARTER

Earnings per share $0.27 vs. $0.22

BRYN MAWR, PA, May 2, 2012 – Aqua America, Inc. (NYSE: WTR) today reported results for the quarter ending March 31, 2012. Revenues for the quarter were $170.2 million compared to $163.6 million for the same period of 2011, an increase of 4 percent. Net income for the quarter rose to $37.9 million from $30.4 million in 2011, an increase of 25 percent. Corresponding diluted earnings per share for the quarter were $0.27, compared to $0.22 for the same quarter in 2011, an increase of 23 percent, on less than one percent more shares outstanding.

The Board of Directors declared a quarterly cash dividend payment of $0.165 per share payable on June 1, 2012 to all shareholders of record on May 17, 2012. The June dividend payment reflects the 6.5 percent increase from the June 2011 dividend. The company has increased its dividend 21 times in the last 20 years, and has paid a consecutive quarterly dividend for more than 65 years.

First quarter net income and cash generation in 2012 were positively impacted by income from discontinued operations of $10.2 million, primarily a result of the gain from the sale of Aqua America’s Maine subsidiary. Income from continuing operations was positively impacted in 2011 by $4.3 million of net state income tax benefit. Income from continuing operations (GAAP financial measure) were $27.7 million compared to $30.6 million for the same period in 2011. The corresponding earnings per diluted share were $0.20, compared to $0.22 for the same quarter in 2011. Income from continuing operations before net state income tax benefit associated with 100 percent bonus depreciation (Non-GAAP financial measure) increased 5 percent in the first quarter of 2012 to $27.7 million from $26.3 million for the same period in 2011. The corresponding earnings per diluted share were $0.20, compared to $0.19 for the same quarter in 2011, an increase of 5 percent.

Aqua America Chairman and CEO Nicholas DeBenedictis said, “The solid financial results in the first quarter of 2012 reflect management’s ability to successfully continue to control operating costs while completing the portfolio transformation program begun in 2011and minimizing regulatory lag as we await the completion of major rate cases later this year. The company was able to increase revenues and net income, while continuing to make prudent investments in infrastructure and environmental improvements.”

DeBenedictis added, “Management remains focused on controlling expenses as evidenced by its operations and maintenance expense-to-revenue ratio (efficiency ratio), which at 38 percent makes Aqua America one of the nation’s most efficient utilities.”

The company continues to follow its portfolio rationalization of expansion in areas where it has critical mass and pruning operations that do not fit into the company’s future growth plans. In January 2012, Aqua America completed the sale of its Maine operations to Connecticut Water Service, Inc. (NASDAQ: CTWS), which serves 16,000 customers in 17 communities throughout Maine. On May 1, 2012, Aqua America completed the sale of its New York operations (51,000 customers) to American Water Works which was announced in July 2011. With the close of the sale of New York on May 1, Aqua America also finalized the acquisition of all of American Water’s regulated operations in Ohio, which include eight water systems and one wastewater system that serve approximately 57,280 water and wastewater customers, bringing Aqua America’s new total in that state to approximately 145,000 customers. With the sales this year of Maine and New York, Missouri (2011) and South Carolina (2010) and the purchase of American Water’s operations in Texas (2011), Aqua America has concentrated its regulated operations in nine states (Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Florida, Indiana and Virginia), along with an unregulated operation in Georgia. “Transactions such as the Ohio for New York and Texas for Missouri, allow the company to be better positioned for future growth in energy-rich states while the critical mass in these states allows the company to have efficient operations,” said DeBenedictis.

Aqua America remains committed to expanding its operations with its growth-through-acquisition program and has announced three acquisitions to date in 2012 including the municipal water system assets of Mifflin Township Water Authority in Mifflin Township, Pennsylvania, which serves approximately 1,500 people. “The Mifflin Township acquisition demonstrates the ability of private water utilities, like Aqua Pennsylvania, to work with municipal authorities to find solutions to the challenging situation municipally owned utility systems are facing due to increasing capital needs and more stringent environmental regulations. It is just one example of how the sale of a municipal system to a private utility like Aqua America can benefit both parties,” explained DeBenedictis.

To date in 2012, the company has received rate awards in New Jersey, Ohio, Illinois, and Florida and infrastructure surcharges in various states estimated to increase annualized revenues by approximately $13.6 million. The company has $53.9 million of rate cases pending before three state regulatory bodies in Pennsylvania, Texas and Virginia. Additionally, the company expects to seek rate relief by filing rate cases in three states later in 2012 that are expected to impact 2012 and 2013 results. The primary driver of these filings is the recovery of capital (infrastructure) investments and increased expenses since Aqua’s previous rate filings. The timing and extent to which rate increases might be granted by the applicable regulatory agencies will vary by state.

During the first quarter of 2012, the company invested $81 million in infrastructure improvements as part of its capital investment program, and expects to invest more than $300 million for utility system improvements for its customers throughout 2012. “As part of the company’s efforts to be environmental stewards, we continue to look for new opportunities to invest capital at our treatment facilities and infrastructure improvements in ways that benefit the environment, our customers and our shareholders,” said DeBenedictis.

Aqua America’s weighted average cost of fixed-rate long-term debt was 5.28 percent as of March 31, 2012 and the company has $90.7 million available on its credit lines as of May 1, 2012. In April, Standard and Poor’s reiterated its A+ credit rating for Aqua Pennsylvania, Inc., Aqua America’s largest subsidiary. Of the 227 electric, gas and water utilities rated by Standard & Poor’s, only one has a higher rating than Aqua Pennsylvania. DeBenedictis said, “The ability to access low-cost financing is a reflection of the company’s credit ratings and balance sheet. The company is proud of the continued improvement in its weighted average cost of fixed-rate long-term debt which has helped to reduce the customer rate impact of its investments in infrastructure improvements.”

In late 2011, Aqua America entered into a joint venture of certain Aqua America and Penn Virginia operating subsidiaries, to form Aqua — PVR Water Services, LLC. During the second quarter of 2012, Phase 1 of the joint venture’s water pipeline project became operational. The newly constructed 18-mile private pipeline is now supplying fresh water daily needed by certain natural gas producers drilling in the Marcellus Shale region of north-central Pennsylvania. By the end of 2012, Phase II of the project is scheduled to be completed and will increase supply by 3 million gallons per day. This water supply pipeline has already effectively eliminated the need for more than 2,000 truck trips from Pennsylvania roads and bridges.

The company’s conference call with financial analysts will take place on Thursday, May 3, 2012 at 11 a.m. Eastern Daylight Time. The call will be webcast live so that interested parties may listen over the Internet by logging on to www.aquaamerica.com and following the link for Investor Relations. The conference call will be archived in the investor relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on May 3, 2012 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 7406722). International callers can dial 719.457.0820 (pass code 7406722).

Aqua America is one of the largest U.S.-based, publicly-traded water utilities and serves almost 3 million residents in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Indiana, Florida, Virginia, and Georgia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, management’s ability to control operating costs and minimize regulatory lag, the company’s commitment to its growth-through-acquisition program, the ability of private water utilities to find solutions to challenges faced by municipal systems, the continuation of the company’s portfolio rationalization and pruning program and the projected impact of this program, the estimated revenues from rate awards received, the completion of major rate cases later in 2012, the anticipated completion of the next phase of the Marcellus Shale water pipeline project, the company’s plans to file future rate increases and the timing of the impact of such cases, the expectation for expense control and improvement in the operations and maintenance expense to revenue ratio, the continuation of the company’s capital investment program and the amount of capital investment by the company planned for 2012 the company’s ability to access the capital markets, and the continued improvement in the company’s weighted average cost of fixed rate long-term debt. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; the extent to which rate increase requests are granted and the timing of rate awards; changes in regulations or regulatory treatment; availability and the cost of capital; disruptions in the credit markets; the success of growth initiatives; and other factors discussed in our Annual Report on Form 10-K for the period ending December 31, 2011, which is on file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.

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WTRF

Aqua America, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended March 31,
	2012	2011
Operating revenues	$170,244	$163,615

Income from continuing operations	$27,658	$30,646
Income (loss) from discontinued operations	10,246	(295)

Net income attributable to common shareholders	$37,904	$30,351

Income from continuing operations per share:
Basic	$0.20	$0.22
Diluted	$0.20	$0.22

Income from discontinued operations per share:
Basic	$0.07	$0.00
Diluted	$0.07	$0.00

Net income per common share:
Basic	$0.27	$0.22
Diluted	$0.27	$0.22

Basic average common shares outstanding	138,762	137,825
Diluted average common shares outstanding	139,456	138,384

Aqua America, Inc. and Subsidiaries

Consolidated Statement of Income

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended March 31,
	2012	2011
Operating revenues	$170,244	$163,615
Cost & expenses:
Operations and maintenance	68,265	63,731
Depreciation	27,595	26,276
Amortization	1,215	1,637
Taxes other than income taxes	10,090	11,051

Total	107,165	102,695

Operating income	63,079	60,920
Other expense (income):
Interest expense, net	19,248	19,356
Allowance for funds used during construction	(1,344)	(1,977)
Gain on sale of other assets	(442)	(121)

Income from continuing operations before income taxes	45,617	43,662
Provision for income taxes	17,959	13,016

Income from continuing operations	27,658	30,646
Discontinued operations:
Income (loss) from discontinued operations before income taxes	16,917	(522)
Provision for income taxes	6,671	(227)

Income (loss) from discontinued operations	10,246	(295)

Net income attributable to common shareholders	$37,904	$30,351

Income from continuing operations per share:
Basic	$0.20	$0.22
Diluted	$0.20	$0.22
Income from discontinued operations per share:
Basic	$0.07	$0.00
Diluted	$0.07	$0.00
Net income per common share:
Basic	$0.27	$0.22
Diluted	$0.27	$0.22
Average common shares outstanding:
Basic	138,762	137,825

Diluted	139,456	138,384

Aqua America, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measure

(In thousands, except per share amounts)

(Unaudited)

This press release includes a presentation of “income from continuing operations before net state income tax benefit associated with 100 percent bonus depreciation” and “diluted income from continuing operations per common share before net state income tax benefit associated with 100 percent bonus depreciation” (net state income tax benefit associated with 100 percent bonus depreciation is referred to herein as the “special item”). These financial measures are measures of the Company’s operating performance that do not comply with U.S. generally accepted accounting principles (GAAP), and are thus considered to be “non-GAAP financial measures” under applicable SEC regulations. These non-GAAP financial measures are derived from our consolidated financial information, and should only be used as a supplement to our GAAP disclosures.

The Company is providing disclosure of the reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures. The Company believes that the non-GAAP financial measures provide investors the ability to measure the Company’s financial operating performance excluding the special item, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other companies. The Company further believes that the presentation of these non-GAAP financial measures is useful to investors as a more meaningful way to compare the Company’s operating performance against its historical financial results and to assess the underlying profitability of our core business. 100 percent bonus depreciation was in effect for qualifying capital additions placed in service from September 8, 2010 through December 31, 2011.

The reconciliation of the non-GAAP financial measures to the comparable U.S. GAAP results provided for each period are presented below:

Aqua America, Inc. and Subsidiaries

Income Excluding Net State Income Tax Benefit

Associated with 100% Bonus Depreciation

(In thousands, except per share amounts)

(A Non-GAAP, Unaudited Number)

	Quarter Ended March 31,
	2012	2011
Income from continuing operations (GAAP financial measure)	$27,658	$30,646
Less: Net state income tax benefit associated with 100% bonus depreciation	—	4,328

Income from continuing operations before net state income tax benefit associated with 100% bonus depreciation (Non-GAAP financial measure)	$27,658	$26,318

Income from continuing operations per common share (GAAP financial measure):
Basic	$0.20	$0.22
Diluted	$0.20	$0.22
Income from continuing operations per common share before net state income tax benefit associated with 100% bonus depreciation (Non-GAAP financial measure):
Basic	$0.20	$0.19
Diluted	$0.20	$0.19
Average common shares outstanding:
Basic	138,762	137,825

Diluted	139,456	138,384

Aqua America, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	March 31, 2012	December 31, 2011
Net property, plant and equipment	$3,657,562	$3,612,926
Current assets	243,524	320,453
Regulatory assets and other assets	418,256	415,041

	$4,319,342	$4,348,420

Total equity	$1,273,446	$1,251,817
Long-term debt, excluding current portion	1,437,138	1,395,457
Current portion of long-term debt and loans payable	151,444	188,200
Other current liabilities	172,698	237,473
Deferred credits and other liabilities	1,284,616	1,275,473

	$4,319,342	$4,348,420